EXHIBIT 10.4

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of April 17, 2014 between Braeburn Pharmaceuticals, Inc. (the “Employer” or “Company”), and Behshad Sheldon (the “Employee”).

WHEREAS, the Employer wishes to continue to employ the Employee as an employee of the Employer, and the Employee wishes to continue to work as an employee of the Employer, on the terms set forth below.

NOW, THEREFORE, it is hereby agreed as follows:

1.                                EMPLOYMENT.  The Employer hereby continue to employ the Employee, and the Employee hereby accepts such continued employment, upon the terms and subject to the conditions hereinafter set forth.  The Employee shall carry out the duties set out below at the Company’s offices in Princeton, NJ.  The Employee shall be required to travel within the United States and elsewhere as part of those duties when necessary.

2.                                JOB TITLES AND DUTIES.

(a)                                 The Employee shall be employed as President and Chief Executive Officer of the Employer and shall report to the Executive Chairman of the Employer (the “Chairman”).  The Employee shall, subject always to the control of the Chairman, carry out such duties and accept such offices, notwithstanding her job titles but consistent with her status, as may be assigned to him from time to time by the Chairman.

(b)                                 Other than by prior agreement of the Chairman, the Employee shall devote herself exclusively to the performance of her duties during normal working hours and at all other times which may be reasonably necessary for the proper performance of her duties except in the case of illness or accident.

3.                                TERM.  The Employee’s employment shall continue until it is terminated in accordance with the provisions of Section 6.

4.                                COMPENSATION AND BENEFITS.  Until the termination of the Employee’s employment hereunder, in consideration for the services of the Employee hereunder, the Employer shall compensate the Employee as follows:

(a)                                 Base Salary.  The Employer shall pay the Employee bi-weekly in arrears, in twenty-four (24) equal installments, or otherwise in accordance with the Employer’s standard payroll practices as in effect from time to time, a base salary (the “Base Salary”).  The Base Salary will be paid at an annual rate of $437,500.  The Base Salary may be increased, but not decreased, from time to time in the sole discretion of the Employer.

(b)                                 Incentive Bonus.  The Employee shall be eligible to receive an annual bonus of up to 20% of the Base Salary.  However, solely for the purpose of calculating any bonus for 2014, the parties agree that Employee shall be eligible to receive an annual bonus of up to 40% of $375,000 pro-rated for the period January 1, 2014 to the date this Agreement plus an annual bonus of up to 20% of the Base Salary, pro-rated for the period from the date of this agreement through December 31, 2014. The amount of any such bonus shall be in the sole discretion of the Board of Directors of the Employer (the “Board”); if a bonus is awarded for any year, it shall be paid no later than March 31 of the following year.  The Employee must be employed by the Company on the date of payment in order to receive any bonus that has been awarded to him.

(c)                                  Equity Interests.  Apple Tree Partners IV, L.P. (the “Partnership”) will grant the Employee certain tracking units (“Units”) in the Partnership with respect to the Braeburn Pharmaceuticals BVBA SPRL project with which the Employee is involved.  The Employee’s Units will represent a percentage of the Partnership’s cumulative direct and indirect profits in such project since inception.  The Employee will not need to make any payment for her Units.  In connection with the grant of Units, the Employee will become a limited partner of the Partnership.  The grant of the Units will be made pursuant to a Tracking Units Grant Agreement in the form of Exhibit A hereto.

(d)                                 Vacation.  The Employee shall be entitled to four (4) weeks’ vacation each calendar year, which shall accrue ratably over the course of the year.  Any vacation shall be taken at the reasonable and mutual convenience of the Employer and the Employee.  Accrued vacation not taken in any calendar year may be carried forward to any subsequent calendar year, however the total accrued vacation carried forward at any time may not exceed two (2) weeks’ entitlement.

(e)                                  Other Benefits.  The Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to its executives and/or other employees, if any, to the extent that the Employee’s position, tenure, salary, age, health and other qualifications make him eligible to participate.  Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan.

(f)                                   Section 409A.  Notwithstanding anything in this Agreement to the contrary, the parties understand and acknowledge that the Employer may make such changes to compensation as it deems necessary to comply with Section 409A of the Internal Revenue Code and to prevent the Employee from incurring any additional excise tax or other exposure under such Section 409A.

5.                                EXPENSES.  The Employer shall reimburse the Employee for all reasonable expenses of types authorized by the Employer and incurred by the Employee in the performance of her duties hereunder. The Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Employer may establish from time to time.

6.                                TERMINATION.  The Employee’s employment hereunder shall terminate:

(a)                                 Death or Disability.  Upon the death of the Employee during the term of her employment hereunder or, at the option of the Employer, in the event of the Employee’s disability, upon one (1) month’s written notice from the Employer.  The Employee shall be deemed disabled if an independent medical doctor (selected by the Employer’s health or disability insurer) certifies that the Employee has for ninety (90) consecutive days or one hundred eighty (180) days in any twelve (12) month period been disabled in a manner which interferes with or without reasonable accommodation, with her ability to perform her responsibilities under the Agreement and/or adversely affects the operational requirements of the Employer’s business.  In such circumstances, the Employee hereby agrees to submit to medical examination by a medical practitioner appointed by the Employer.  Any refusal by the Employee to submit to a medical examination for the purpose of certifying disability under this Section 6(a) shall be deemed to constitute conclusive evidence of the Employee’s disability.

(b)                                 For Cause.  For “Cause” immediately upon written notice by the Employer to the Employee.  For purposes of this Agreement, a termination shall be for Cause if, inter alia, any one or more of the following has occurred:

(i)                               the Employee shall have committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Employer, including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the Employer’s business; or

(ii)                            the Employee shall have been convicted of, or pleaded guilty or nolo contendere to, any crime triable upon indictment or involving moral turpitude; or

(iii)                         the Employee shall have been chronically absent from work, including being physically absent from the Employer’s workplace (excluding vacations, illnesses or leaves of absence approved by the Employer); or

(iv)                        the Employee shall have refused, after explicit written notice, to obey any lawful direction by the Chairman which is consistent with the Employee’s duties hereunder; or

(v)                           the Employee shall have engaged in the unlawful use (including being under the influence) or possession of illegal drugs on the Employer’s premises; or

(vi)                        the Employer shall have reasonably determined that the Employee has been guilty of misconduct or failed to perform the duties incident to her employment with the Employer, and such misconduct and/or failure shall have continued within a period of three (3) months after written notice to the Employee specifying such failure in reasonable detail (but only to the extent that such failure to perform is, in the reasonable judgment of the Employer, capable of being cured); or

(vii)                     the Employee shall have breached any of the provisions or representations of this Agreement, which such breach has, in the good faith judgment of the Chairman, resulted in a material detrimental effect to the Company.

(c)                                  Without Cause.  The parties agree that the Employer may terminate this Agreement without Cause upon giving one month’s notice subject to the terms set out in Section 6(f) below.

(d)                                 For Good Reason.  The Employee may resign for Good Reason.  “Good Reason” shall mean the occurrence, without the Employee’s prior written consent, of any of the events or circumstances set forth in clauses (i) through (iii) below; provided, however, that a termination for Good Reason by the Employee can only occur if (x) the Employee has given the Company a written notice of termination indicating the existence of a condition giving rise to Good Reason, with express reference to this Section 6(d), and the Company has not cured the condition giving rise to Good Reason within 30 days after receipt of such notice of termination, and (y) such notice of termination is given within 60 days after the initial occurrence of the condition giving rise to Good Reason and termination for Good Reason occurs within 180 days after such initial occurrence of the condition giving rise to Good Reason: (i) a material diminution in the Employee’s rate of Base Salary or incentive bonus opportunity described in Section 4(b); (ii) a material diminution in the Employee’s authority, duties, or responsibilities; or (iii) a material breach by the Company of this Agreement.

(e)                                  Resignation.  The Employee may resign upon 30 days’ notice to the Employer in circumstances that do not constitute Good Reason.

(f)                                   Rights and Remedies on Termination.

(i)                               Except as provided in Section 6(f)(ii) below, upon termination of employment for any reason, the Employer shall be obligated to pay the Employee only the following amounts: (A) the Base Salary payable to Employee under Section 4 through the last day of her actual employment, (B) any bonus for the immediately preceding fiscal year that is due and owed to the Employee that remains unpaid, (C) any expense reimbursements under Section 5 for expenses reasonably incurred in the performance of the Employee’s duties prior to termination, and (D) the value of any accrued but unused vacation accrued to the date of termination of employment (collectively, the “Accrued Benefits”).

(ii)                            If the Employee’s employment hereunder is terminated by the Employer pursuant to Section 6(c) (other than in a case where the Employee has previously given notice of resignation), or by the Employee pursuant to Section 6(d) (other than a resignation pursuant to Section 6(d)(ii)), then the Employee shall be entitled to receive, in addition to the Accrued Benefits, as severance pay, payment of the Employee’s Base Salary in effect at the time of such termination for six (6) months.  Any such severance payment shall be conditioned upon execution by the Employee of a general release in the form attached hereto as Exhibit B within twenty-one (21) days following Employee’s termination of employment.  Severance payments shall commence no later than 60 days following termination of employment, assuming the Company has received an executed release.

7.                                CONFIDENTIALITY AND NON-COMPETITION.  In consideration of, and as part of the terms of, the employment or continued employment of Employee by the Company, the compensation paid and to be paid by the Company to Employee, the entrusting to Employee of certain trade secrets and proprietary information of the Company, and the mutual covenants and promises set forth herein, Employee and Employer agree as follows:

(a)                                 Freedom to Contract.  Employee represents that Employee is free to enter into this Agreement, Employee has not made and will not make any agreements in conflict with this Agreement, and Employee will not disclose or make available to the Company, or use for the Company’s benefit, any trade secrets or confidential information which is the property of Employee or of any third party, including without limitation, any former employer, partner, co-venturer, client, customer or supplier. Employee represents and warrants that (i) Employee has delivered to the Company a copy of every agreement that may bear on Employee’s employment with the Company, including without limitation, any noncompetition agreement, employment agreement, proprietary rights agreement, nondisclosure agreement or the like and (ii) Employee will honor all such agreements.

(b)                                 Confidentiality.

(i)                               Definitions.  “Confidential Information” means (a) all Information and all Derivative Information acquired by Employee from the Company, its other employees, its suppliers or customers, any portfolio company of Apple Tree Partners IV, L.P. (a “Portfolio Company”), its agents or consultants, or others, during Employee’s employment by the Company, that directly relates to the present or, to the extent known by the Employee, potential, businesses, products or services of the Company or any Portfolio Company as well as any other Information (as defined below) as may be designated by the Company or any Portfolio Company as confidential or that a reasonable person would understand from the circumstances of the disclosure to be confidential and (b) all Information and all Derivative Information created or acquired by Employee in the course of any Included Activity (as defined in Section 7.c.i).  “Derivative Information” means all copies, digests, summaries of Information, as well as feedback, suggestions, improvements or other Company Creations (as defined in Section 7.c.i) derived from the Information. “Information” means all forms and types of financial, business, marketing, operations, scientific, technical, economic and engineering information, whether tangible or intangible, including without limitation, patterns, plans, compilations, devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, codes, know-how, computer software, databases, product names or marks, marketing materials or programs, plans, specifications, shop-practices, customer lists, supplier lists, engineering and manufacturing information, price lists, costing information, employee and consulting relationship information, accounting and financial data, profit margin, marketing and sales data, strategic plans, trade secrets and all other proprietary information, irrespective of the Medium in which such Information is memorialized or communicated.  “Medium (Media)” means any communications or storage medium, regardless of method of storage, compilation or memorialization, if any, including without limitation, physical storage or representation (including models and prototypes), electronic storage, graphical (including designs and drawings) or photographic representation, or writings and in the case of information that is not stored or otherwise memorialized, oral communication.

(ii)                            Acknowledgment.  Employee recognizes and acknowledges that:

(A)                               the Confidential Information is a valuable, special and unique asset of the

Company and/or the Portfolio Companies;

(B)                               access to and knowledge of the Confidential Information by Employee may be required so that Employee can perform her duties as an employee of the Company;

(C)                               it is vital to the Company’s legitimate business interests that (1) the confidentiality of the Confidential Information be preserved and (2) the Confidential Information only be used for the benefit of the Company and the applicable Portfolio Companies;

(D)                               disclosure of the Confidential Information to any other person or entity outside the Company or use of the Confidential Information by or on behalf of any other person or entity could result in irreparable harm to the Company and the Portfolio Companies;

(E)                                disclosure or use beyond the permitted scope of Confidential Information entrusted to the Company by its customers and contractors could expose the Company to substantial damages;

(F)                                 the Confidential Information is and shall remain the exclusive property of the Company and/or the Portfolio Companies; and

(G)                               nothing in this Agreement shall be construed as a grant to Employee of any rights, title or interest in, to or under the Confidential Information.

(iii)                         Restrictions.  Except as expressly directed by the Company, Employee shall not, during or after the term of Employee’s employment by the Company, in whole or in part, disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall Employee make use of any such Confidential Information for Employee’s own purposes or for the benefit of any person, firm, corporation or other entity under any circumstances during or after the term of Employee’s employment (except, during the term of the Employee’s employment, in the case of Confidential Information of a Portfolio Company, for the benefit of such Portfolio Company); provided that if applicable law restricts the duration of the confidentiality and nonuse obligations set forth in this Section 7.b.iii (the “Confidentiality and Non-Use Obligations”) for Confidential Information that is not also a trade secret under applicable law (“Other Confidential Information”), the Confidentiality and Non-Use Obligations as to Other Confidential Information shall remain in effect during the term of Employee’s employment by the Company and for a period of two (2) years thereafter, but shall be perpetual as to trade secrets.

(iv)                        Exclusions.  The Confidentiality and Non-Use Obligations shall not apply to such Confidential Information which Employee can establish: (A) was known by Employee both prior to employment and other than by disclosure by the Company or any Portfolio Company; (B) was lawfully in the public domain and generally known in the trade prior to its disclosure hereunder, or becomes publicly available and generally known in the trade other than through a breach of this Agreement or any other obligation of confidentiality to the Company or any Portfolio Company; or (C) was specifically authorized for non-confidential disclosure by a duly authorized executive officer of the Company or the applicable Portfolio Company other than by authority of Employee; provided that only the specific information that meets the exclusion shall be excluded and not any other information that happens to appear in proximity to such excluded portion (for example, a portion of a document may be excluded without affecting the confidential nature of those portions that do not themselves qualify for exclusion).

(v)                           Required Disclosures.  Employee agrees to notify the Company promptly upon learning about any court order or other legal requirement that purports to compel disclosure of any Confidential Information and to cooperate with the Company and/or the Portfolio Companies in the exercise of the Company’s and/or any Portfolio Company’s right to protect the confidentiality of the Confidential Information before any tribunal or governmental agency.  Disclosure of Confidential Information pursuant to a court order or other legal requirement that purports to compel disclosure of any Confidential Information shall not alter the character of that information as Confidential Information hereunder.

(vi)                        Return of Confidential Information.  All Confidential Information, including without limitation, all Derivative Information and Company Creations, are and shall continue to be the exclusive property of the Company or the Portfolio Companies.  Immediately upon any termination of Employee’s employment or at any time upon the request of the Company, Employee shall deliver to the Company, or its designee, all of such Confidential Information and all other Company and Portfolio Company property then in Employee’s actual or potential possession or control in any tangible or electronic form.  If Employee and Company agree that any specific Information or property cannot reasonably be delivered, Employee shall provide reasonable evidence that such materials have been destroyed, including but not limited to, the purging or erasing of any and all computer records and data files.

(vii)                     Third Party Information.  Employee acknowledges that the Company has received and may in the future receive confidential and proprietary information from third parties (including but not limited to the Portfolio Companies) subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes.  Employee agrees that he owes the Company and such third parties, both during the term of Employee’s employment and thereafter, a duty to hold all such confidential or proprietary information in strictest confidence and not to disclose or use it in any manner that is not consistent with the Company’s agreement with such third parties, unless expressly authorized to do so by a duly authorized executive officer of the Company (other than the Employee).

(viii)                  Stored/Transmitted Information.  Employee acknowledges that all Information stored on or transmitted using Company-owned (or Portfolio Company-owned) or Company-leased (or Portfolio Company-leased) property or equipment is the property of the Company (or Portfolio Company) and is subject to access by the Company (or Portfolio Company) at any time without notice.

(c)                                  Intellectual Property & Company Creations.

(i)                               Definitions.  “Included Activity” means, at the relevant time of determination, any activity conducted by, for or under the direction of the Company (or a Portfolio Company), whether or not conducted at the Company’s (or such Portfolio Company’s) facilities, during working hours or using the Company’s (or such Portfolio Company’s) resources, or which relates directly to (a) the business of the Company (or such Portfolio Company) as then operated or under consideration or development or (b) any method, program, computer software, apparatus, design, plan, model, specification, formulation, technique, product, process (including, without limitation, any business processes and any operational processes) or device, then purchased, sold, leased, used or, the extent known by the Employee, under consideration or development, by the Company (or Portfolio Company).  “Development” means any idea, discovery, improvement, invention (including without limitation any discovery of new technology and any improvement to existing technology), Confidential Information, know-how, innovation, writing, work of authorship, compilation and other development or improvement, whether or not patented or patentable, copyrightable, or reduced to practice or writing. “Company Creation” means any Development that arises out of any Included Activity.

(ii)                            Assignment.  Employee hereby sells, transfers and assigns to (and the following shall be the exclusive property of) the Company, or its designee(s), the entire right, title and interest of Employee in and to all Company Creations made, discovered, invented, authored, created, developed, originated or conceived by Employee, solely or jointly, during the term of Employee’s employment with the Company.  Employee acknowledges that all copyrightable materials developed or produced by Employee within the scope of Employee’s employment by the Company constitute works made for hire, as that term is defined in the United States Copyright Act 17 U.S.C. § 101.

(iii)                         Disclosure & Cooperation.  Employee shall communicate promptly and disclose to the Company, in such form as the Company may reasonably request, all information, details and data pertaining to any Company Creations, and Employee shall execute and deliver to the Company or its designee(s) such formal transfers and assignments and such other papers and documents and shall give such testimony as may be deemed necessary or required of Employee by the Company or its designee to develop, preserve or extend the Company’s rights relating to any Company Creations and to permit the Company or its designee to file and prosecute patent applications and, as to copyrightable material, to obtain copyright registrations thereof. Employee hereby appoints the Company as Employee’s attorney-in-fact to execute on Employee’s behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Company Creations.

(iv)                        Exclusion.  If any Company Creation fully qualifies under any applicable state or federal law that (A) restricts the enforcement of the provisions of this Section 7(c) by an employer against an employee and (B) prohibits the waiver of such employee rights by contract, then as to such qualifying Company Creations, the provisions of Section 7(c) shall only apply to the extent, if any, not prohibited by such law.

(v)                           Excluded & Licensed Developments.  Attached is a list of all Developments made by Employee before Employee’s employment with the Company commenced that Employee desires to exclude from this Agreement (“Excluded Developments”).  Employee represents that if no such list is attached, there are no Excluded Developments.  As to any Development (other than a Company Creation) in which Employee has an interest at any time prior to or during Employee’s employment with the Company, including without limitation, any Excluded Development, any Development not arising from an Included Activity or any Development in which Employee otherwise acquires any interest (a “Separate Development”), prior to (A) using such Separate Development in any way in the course of Employee’s employment with the Company or (B) disclosing the Separate Development to any employee, contractor, customer or agent of the Company, Employee shall inform the Company in writing of Employee’s intention to so use or disclose the Separate Development (the “Separate Development Notice”) and shall not so use or disclose the Separate Development unless the Company consents in writing to such use or disclosure.  Employee hereby grants to the Company an exclusive, royalty-free, irrevocable, worldwide right and license to exercise any and all rights with respect to any Separate Development that Employee so uses or discloses, irrespective of whether such use or disclosure is in accordance with or in breach of this notice requirement, unless the Separate Development Notice expressly makes reference to this Section of this Agreement and specifies the license restrictions or royalties required and the Company agrees in writing to such restrictions or royalties.

(d)                                 Non-Competition & Non-Interference.

(i)                               During the Term of Employment.  During Employee’s employment by the Company, Employee will comply with all policies and rules that may from time to time be established by the Company, and will not engage in any business or enterprise which is in any way Competitive.  For purposes of this Agreement, the term “Competitive” and all variations such as “Compete”, “Competitor” and “Competition” shall refer to any business which is competitive or conflicting with the interests or business of the Company or any Portfolio Company including, without limitation, (A) any business or activity currently conducted by the Company or any Portfolio Company (including without limitation, any business or enterprise engaged in or related to biotechnology or pharmaceuticals research and development), and (B) any business that the Company or any Portfolio Company intends to conduct within six (6) months of termination and of which the Employee is aware.  In addition, in consideration of Employee’s employment by the Company, Employee recognizes that Employee owes a duty of loyalty to the Company and each Portfolio Company and agrees that Employee will not take personal advantage (whether directly or indirectly through Employee’s family members or affiliates) of any business opportunity which is in the same line of business as that engaged in by the Company or any Portfolio Company during the term of this Agreement unless explicitly approved by the Company or if the Employee already had an interest in such business opportunity prior to the Commencement Date.  Employee understands and agrees that he is required to devote her full time and use his best efforts in the course of Employee’s employment with the Company and to act at all times in the best interests of the Company and the Portfolio Companies.  The Company

also explicitly acknowledges that the Employee is free to work on projects or businesses that are not in competition with the Company or any Portfolio Company so long as those efforts do not interfere with Employee’s duties.

(ii)                            Acknowledgment.  Employee understands and recognizes that (a) her working for a Competitor of the Company or any Portfolio Company could lead to the inevitable disclosure of Confidential Information; (b) in the course of Employee’s employment with the Company, investors, suppliers, reinsurers, customers, business partners and others may come to recognize and associate Employee with the Company and the Portfolio Companies, their products and services, and that Employee may thereby benefit from the Company’s and the Portfolio Companies’ goodwill; and (c) if Employee were to engage in direct Competition with the Company or any Portfolio Company, Employee could thereby usurp the Company’s and the Portfolio Companies’ goodwill.

(iii)                         Competition_and_Solicitation Generally.  “Non-Competition/Solicitation Period” means the period commencing upon termination of Employee’s employment with the Company, irrespective of the reason or absence of reason for such termination, and ending on the first anniversary of such termination.

(iv)                        Non-Solicitation.  The Employee covenants with the Company that he will not during the Non-Competition/Solicitation Period in connection with the carrying on of any business in competition with the business of the Company, any Portfolio Company, any subsidiaries or associated companies on her own behalf or on behalf of any person, firm or company directly or indirectly:

(A)                               Endeavour to entice away from the Company or any Portfolio Company any employee who has at any time during the period of one year immediately preceding such termination been employed or engaged by the Company, any Portfolio Company, or any subsidiaries or associated companies and with whom the Employee has worked at any time during the period of one year immediately preceding termination.

(B)                               employ or cause to be employed in any capacity, or retain or cause to be retained as a consultant, any person who was employed by the Company or any Portfolio Company at any time during the six (6) month period ended on the date of termination of Employee’s employment.  Employee agrees to inform the Company of the name and address of any employer(s) Employee may have or any business with which Employee may be involved, directly or indirectly, within the Non-Competition/Solicitation Period.

(C)                               Employee further agrees to provide any such employer(s) with a copy of this Agreement.

(v)                           “Territory” means any place within the state of New Jersey, North America, or anywhere else in the world.

(vi)                        Non-Competition.  The Employer may, at its sole option, elect upon termination of the Employee’s employment hereunder to require that the Employee shall not, within the Territory and during the Non-Competition/Solicitation Period, without the prior written consent of the Board, either alone or jointly with or as manager, agent, consultant or employee of any person, firm or company, directly or indirectly own, carry on, be engaged in or provide services to any activity or business which shall be in competition with the business of the Company, any Portfolio Company, or any of their subsidiaries or associated companies, if the Employee’s duties relate to any Competitive Product.  A “Competitive Product” includes any product, process, or service, in existence or under development, and of which the Employee is aware, which is identical to, substantially the same as, or an alternative or substitute for any product, process, or service of the Company, in existence or under development at the time of the Employee’s termination of employment.  If the Employer so elects, it shall pay the Employee the Base Salary payable to Employee under Section 4 through the last day of the Non-Competition/Solicitation Period.  For the avoidance of doubt, if and to the extent the Employer is paying the Employee such Base Salary pursuant to Section 6(f)(ii), no more than an additional six (6) months payment would need be made pursuant to this Section 7(d)(vi).

(vii)                     Disparagement.  Employee agrees that during the course of employment and after the termination of employment with the Company, Employee will not disparage the Company, any Portfolio Company, any of their subsidiaries or associated companies, or any of their products, services, agents, or employees.  Employer similarly agrees that during the course of employment and after the termination of employment with the Company, Employer will not disparage the Employee.

(viii)                  Reasonableness.  Employee understands and agrees that because of the nature of the Company’s and the Portfolio Companies’ products, services, and customers, because of Employee’s position with the Company, and because the Company’s and the Portfolio Companies’ businesses are or may become international in scope, the duration of the Non-Competition/Solicitation Period is reasonable and necessary.  Employee understands and agrees that although her authority may or may not from time to time extend to the entire Territory, the information Employee may learn in the course of employment and the goodwill to which Employee may be exposed belong exclusively to the Company and the Portfolio Companies and have implications and applications that are international in scope.  Accordingly, Employee agrees that the scope of the geographical restriction on competition with the Company and the Portfolio Companies in the Territory is reasonable and necessary.  If at any time any of the provisions of this Section 7 shall be deemed invalid or unenforceable or are prohibited by the laws of the jurisdiction where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this Agreement; and the Company and Employee agree that the provisions of this Section 7, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(e)                                  Rights Conferred.  Nothing contained in this Agreement shall be construed as giving Employee any legal or equitable rights against the Company, any Portfolio Company, or any subsidiary or associated entity or any director, officer, employee, or agent thereof except for such rights as are expressly provided herein.

(f)                                   Enforcement.  Employee agrees and acknowledges that the Company will suffer irreparable injury and damage and cannot be reasonably or adequately compensated in monetary damages for the loss by the Company of its benefits or rights under this Agreement as the result of a breach, default or violation by Employee of Employee’s obligations under this Section 7.  Accordingly, the Company shall be entitled, in addition to all other remedies which may be available to it (including monetary damages), to injunctive and other available equitable relief, without bond, in any court of competent jurisdiction to prevent or otherwise restrain or terminate any actual or threatened breach, default or violation by Employee of any provision contained in Section 7 of this Agreement or to enforce any such provision.

8.                                COMPLIANCE.  The Employee agrees to comply fully with any and all internal procedures of the Company, including without limitation any compliance manual or code of ethics.

9.                                ARBITRATION.  To the fullest extent permitted by law, all disputes between the Employee (and the Employee’s attorneys, successors, and assigns) and the Company of any kind whatsoever, including, without limitation, all disputes relating in any manner to the employment or termination of the Employee, and all disputes pertaining to or arising under this Agreement or the termination or breach thereof (collectively, “Arbitrable Claims”) shall be settled exclusively by binding arbitration.  Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, including without limitation those statutes prohibiting discrimination, excepting only claims for workers’ compensation benefits, unemployment insurance claims, and injunctive relief.  Any and all such Arbitrable Claims shall be submitted to and resolved by JAMS, with such arbitration to be held in New York, New York, in accordance with JAMS’ Employment Arbitration Rules & Procedures then in effect. The Employee agrees that any Arbitrable Claims may not be pursued as part of a class action but only on an individual basis.  Any award or decision rendered in such arbitration shall be final and binding on both the Employee and the Company, and the judgment may be entered thereon in any court of competent jurisdiction if necessary. Except as provided to the contrary herein, each party hereto shall pay any and all expenses incurred by such party in connection with such arbitration proceeding.  The arbitrator shall not have any authority to award punitive damages.  Notwithstanding the foregoing, however, the arbitrator may award (a) costs and attorneys’ fees to the prevailing party to the extent expressly permitted by statute; and/or (b) as to statutory claims only, all relief and/or damages that could be awarded under applicable law.  The arbitration obligations in this Section 9 shall survive the termination or expiration of the period of the Employee’s employment, the termination or resignation of the Employee’s employment with the Company, and/or the termination or expiration of this Agreement, and said obligations shall be fully enforceable thereafter.

10.                         GENERAL.

(a)                                 Captions.  The captions of sections or subsections of this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement.

(b)                                 Acknowledgment.  Employee acknowledges that this Agreement is a condition of Employee’s employment with the Company, and that Employee has had a full and adequate opportunity to read, understand and discuss with Employee’s advisors, including legal counsel, the terms and conditions contained in this Agreement prior to signing hereunder.

(c)                                  Notices.  All notices and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by telecopy or recognized delivery service, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto by notice given in accordance with this Section 10(c):

If to the Employer, to:

Apple Tree Life Sciences, Inc.

c/o Dr. Seth L. Harrison

47 Hulfish Street
Suite 441

Princeton, NJ 08542

With a copy to:

Daniel P. Finkelman, Esq.

Proskauer Rose LLP

One International Place

Boston, MA 02110

If to the Employee, to:

Behshad Sheldon
18 Ridings Pkwy

Princeton, NJ 08540

(d)                                 Severability.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(e)                                  Waivers.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(f)                                   Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)                                  Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Employer.  Employee shall not have the right to assign Employee’s duties under this Agreement.

(h)                                 Entire Agreement.  This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof, and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

(i)                                     Governing Law.  This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of New Jersey, without regard to the conflict of laws provisions thereof, and the parties hereto submit to the non-exclusive jurisdiction of the state and federal courts having subject matter jurisdiction within New Jersey.

(j)                                    Discipline and Grievances.  In order to investigate a complaint or allegation against the Employee of misconduct or some other serious issue relating to her employment and to allow the Employer to carry out whatever investigations it deems appropriate in relation thereto, the Employer may for whatever period it considers necessary suspend the Employee with full contractual benefits and require the Employee (i) not to enter any premises of the Company or any Portfolio Company; and (ii) to abstain from contacting any customers, clients, employees or suppliers of the Company or any Portfolio Company.

(k)                                 General.

(i)                               The Employee shall be responsible for and shall pay any tax or statutory levy assessed on him in respect of any benefit provided to him under this Agreement.

(ii)                            The parties hereto agree that there shall be no obligation on the Company to provide any person a reference in respect of the Employee whether during or after the termination of her employment hereunder.

(l)                                     Contract Construction.  Where the context of this Agreement so requires, use of masculine gender pronouns shall be deemed to mean or include the feminine or neuter gender, and vice versa, and use of the word “person” shall be deemed to mean or include individual persons, entities, trusts and governmental bodies and agencies, and vice versa.  Definitions in this Agreement apply equally to both the singular and the plural forms of the defined terms.  It is the intent of the parties that this Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provisions hereof or by reason of the status of the respective parties.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

BRAEBURN PHARMACEUTICALS, INC.

		By:	/s/ Seth L. Harrison
Seth L. Harrison
Executive Chairman

EMPLOYEE:

Signature:	/s/ Behshad Sheldon

Name: Behshad Sheldon

EXHIBIT A

Tracking Units Grant Agreement

April 17, 2014

This is a Tracking Units Grant Agreement (the “Agreement”) between Apple Tree Partners IV, L.P., a Cayman Islands exempted limited partnership (the “Partnership”), and the individual who has executed this Agreement above the line marked “Signature of Grantee” (the “Grantee”).  This Agreement is made pursuant to the First Amended and Restated Limited Partnership Agreement of the Partnership, as the same may be amended or restated from time to time (the “Partnership Agreement”).  Capitalized terms used but not defined in this Agreement have the same definitions ascribed to such terms in the Partnership Agreement.

Terms and Conditions

The Partnership and the Grantee agree as follows:

1.                                      Units Covered.  The Grantee is hereby granted by the Partnership Tracking Units (“the Units”) representing in the aggregate 1% of the Partnership’s cumulative direct and indirect profits in Braeburn Pharmaceuticals BVBA SPRL (the “Project”) since inception.  Such grant is being made pursuant to, and is subject to the terms of, the Partnership Agreement including, without limitation, when payment shall be made to the Grantee in respect of the Units.  For all purposes of this Agreement, the date of grant of the Units shall be the date first above written.

2.                                      Purchase Price.  The purchase price for the Units is $0.  The Units shall be deemed fully-paid on the date of grant.

3.                                      Vesting and Forfeiture.  If the Grantee ceases to be an employee of Braeburn Pharmaceuticals, Inc., a Delaware corporation (“BPI”), for any reason, the Grantee shall forfeit Units for no consideration in accordance with the following:

(a)                                 If the Grantee ceases to be an employee as a result of the Grantee’s death or disability, then the number of his or her Units shall be reduced by a fraction, not less than zero, the numerator of which is 42 minus the number of full calendar months beginning with the month following the date of grant through and including the date of cessation of employment, and the denominator of which is 60.

(b)                                 If the Grantee is convicted of a felony by a court of competent jurisdiction, or commits any act of willful and material fraud as determined by a court of competent jurisdiction, in each case in respect of, or in relation to, the affairs of BPI, the Partnership or any of their affiliated entities, then upon the cessation of the Grantee’s employment, the number of his or her Units shall be reduced to zero.

(c)                                  If the Grantee’s cessation of employment occurred other than pursuant to clause

(a) or (b) above, then the number of his or her Units shall be reduced by a fraction, not less than zero, the numerator of which is 102 minus the number of full calendar months beginning with the month following the date of grant through and including the date of cessation of employment, and the denominator of which is 120.

Notwithstanding the foregoing, if the Project is the subject of a “liquidity event” (as defined in the Partnership Agreement) when the Grantee is employed by BPI and the Grantee receives a distribution with respect to his or her Units, the Grantee shall become fully-vested with respect to all of his or her Units, subject to clause (b).

4.                                      No Right to Continued Service.  The Grantee acknowledges that he or she has no right to continue as an employee of BPI as a result of this Agreement or the grant of Units hereunder.

5.                                      Non-Transferability of Units.  Except as provided in the Partnership Agreement, the Units are not transferable.

6.                                      Partnership Agreement Controls.  This Agreement does not undertake to express all conditions, terms and provisions of the Partnership Agreement.  The grant of the Units is subject in all respects to all the requirements, restrictions, limitations and other terms and provisions of the Partnership Agreement, which, by this reference, are incorporated herein to the same extent as if copied verbatim.  This Agreement will be governed by and construed in accordance with the Partnership Agreement.  If any actual or alleged conflict between the provisions of the Partnership Agreement and the provisions of this Agreement occurs, the provisions of the Partnership Agreement will be controlling and determinative.

7.                                      Determinations.  All determinations with respect to the within grant of Units shall be made by the Partnership in good faith in the exercise of its sole discretion and all such determinations shall be final.  If the Partnership is acquired or the Project and one or more other projects of the Partnership are acquired by a single acquiror at the same time, and the applicable consideration for the Project is not allocated thereto by agreement of the acquiror and the acquiree, then the Partnership shall make such allocation in good faith in the exercise of its sole discretion and such allocation shall be final and binding.

8.                                      Severability.  If any one or more of the provisions contained in this Agreement are invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

9.                                      Notices.  Notices and communications under this Agreement must be in writing and delivered personally, by overnight courier, or by registered or certified United States mail, return receipt requested, postage prepaid.  Notices to the Partnership must be addressed to:

Dr. Seth L. Harrison
Apple Tree Partners
47 Hulfish Street
Suite 441
Princeton, NJ  08542

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or any other address designated by the Partnership in a written notice to the Grantee.  Notices to the Grantee will be directed to the address of the Grantee then currently on file with the Partnership, or any address given by the Grantee in a written notice to the Partnership.

10.                               Applicable Law.  Notwithstanding the place where this Agreement may be executed by either of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the Cayman Islands without regard to principles of conflicts of laws.

11.                               Admission as Limited Partner.  The General Partner, acting on behalf of itself and as agent or attorney-in-fact for and on behalf of each of the existing Limited Partners, if any, in the Partnership, and the Grantee each agree that, upon the full execution of this Agreement, the parties hereto together agree to be bound by the terms of the Partnership Agreement as if they were all signatories thereto (and such terms are hereby incorporated by reference as if set out herein in full) and the Grantee shall be subject to and have the benefit of the terms of the Partnership Agreement as a Limited Partner.  Without limitation thereof, the parties hereto agree that the Grantee shall have the benefit of Paragraph 3(b) of the Partnership Agreement as a Limited Partner and Paragraph 15 of the Partnership Agreement as an employee of BPI.  Save for and to the extent of the admission of the Grantee as a Limited Partner of the Partnership, the Partnership Agreement is unamended and shall continue in full force and effect. This Agreement shall, solely for the purposes of Paragraph 3(c) of the Partnership Agreement, be deemed a counterpart to the Partnership Agreement.

12.                               Power of Attorney.  The Grantee hereby: (i) confirms and grants to the General Partner the power of attorney set out in Paragraph 18(b) of the Partnership Agreement as if the terms thereof were set out herein in full and which terms are hereby incorporated by reference, and (ii) irrevocably constitutes and appoints the General Partner (or any successor thereto) as its true and lawful agent and attorney-in-fact (“Attorney”) with full power to make, execute, deliver, sign, swear to, acknowledge and file all certificates and other instruments (including, without limitation, the Partnership Agreement and any other deeds or deed polls) which the Attorney in his sole discretion considers necessary or desirable to carry out and give full effect to any and all of the provisions of this Agreement and the Partnership Agreement and to admit and accede the Grantee as a Limited Partner of the Partnership and to complete any relevant details and schedules of and to the Partnership Agreement in respect of the Grantee’s capital contribution to the Partnership.  This power of attorney is given to secure the performance of the obligations of the Grantee owed to the General Partner hereunder.

Executed and delivered as a Deed by:
Apple Tree Partners IV, L.P.
By:	ATP III GP, Ltd.,
General Partner

	By:	/s/ Seth L. Harrison
		Name:	Seth L. Harrison
		Title:	Director

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Executed and delivered as a Deed by:

Behshad Sheldon

Name of Grantee

/s/ Behshad Sheldon
Signature of Grantee

In the presence of:

/s/ Serena Kim
Serena Kim
Witness

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EXHIBIT B

RELEASE

This Release Agreement (the “Agreement”) is executed this         day of                      20  , by and between Behshad Sheldon (“you” or “Employee”) and Braeburn Pharmaceuticals, Inc. (the “Company”).

1.                                (a)                                 In consideration for the severance benefits described in the employment agreement dated as of April 17, 2014 between you and the Company (the “Employment Agreement”), you for yourself and for your heirs, executors, administrators, trustees, legal representatives, successors and assigns (collectively, the “Releasors”), forever release and discharge the Company and its affiliates (including without limitation all entities referred to in Section 4(d) of the Employment Agreement), parents, subsidiaries, divisions, related business entities, successors, assigns, and their employee benefit plans or funds, and their employees, officers, directors, fiduciaries, agents, trustees, and administrators (collectively, the “Releasees”) from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Releasees by reason of any act, omission, transaction, practice, policy, plan, conduct, or occurrence up to and including the date on which you sign this Agreement.

(b)                                 Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against Releasees arising out of your employment with the Company and separation from employment including, without limitation:  (i) claims under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Securities Act of 1974, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act; (ii) any other claim of discrimination or retaliation in employment arising under federal, state, or local law; (iii) any claims under federal, state or local occupational safety and health laws or regulations; (iv) any claims under federal, state or local wage and hour laws or regulations; (v) any other claims (whether based on federal, state or local law or regulation, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, and/or any of the events relating directly or indirectly to or surrounding your separation from employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, whistleblowing, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (vi) any claim for attorneys’ fees, costs, disbursements and/or the like.

(c)                                  You acknowledge and agree that you have not commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against Releasees in any court or before any administrative or investigative body or agency and/or that you are hereby withdrawing with prejudice all complaints, claims or charges that you have filed against Releasees.  You further acknowledge and agree that by virtue of the foregoing, you have waived all relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph.

(d)                                 Nothing herein shall be deemed a waiver of and it is understood that you expressly reserve and do not release:  (i) claims for accrued vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law; (ii) claims for breach of this Agreement; (iii) claims that may arise after you sign this Agreement; and (iv) claims for indemnification and expense prepayment pursuant to the Company bylaws.

2.                                You have twenty-one (21) days from the date of your termination to consider the terms and conditions of this Release and to decide whether to elect to receive the severance benefits provided by your employment agreement.  You may accept this Agreement by completing and signing this Agreement and delivering the original Agreement within the said twenty-one (21) days to the Company at the address provided for notices in the Employment Agreement.  You will have seven (7) days after signing and delivering your Agreement to change your mind and revoke your decision.  If you wish to revoke your decision, you must do so by timely delivering written notice of your revocation to the Company at the address specified in the Employment Agreement.  Provided you do not timely revoke your decision to sign this Agreement, your decision to accept the terms of the severance benefits provided under the Employment Agreement will become effective on the eighth (8th) day after you sign the Agreement (the “Effective Date”).  After the Effective Date, you will be entitled to receive severance benefits so long as you otherwise comply with all the terms and conditions of the Employment Agreement.

3.                                In entering into this Agreement and accepting benefits under the Employment Agreement, you further acknowledge and reaffirm your obligations under the Employment Agreement.  You represent and acknowledge that in executing this Agreement you do not rely and have not relied upon any representation or statement, other than this Agreement, made by the Company or any of its agents, representatives or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise.

4.                                You represent that you have returned (or will return) to the Company all property belonging to the Company, including but not limited to computers, cellular telephones, beepers, keys, phone cards, credit cards, purchasing cards, rolodex, computer user name and password, disks and/or voicemail code (if provided by the Company).

5.                                This Agreement shall be construed and enforced in accordance with federal law to the extent applicable or, to the extent federal law is not applicable, the laws of the Commonwealth of Massachusetts without giving effect to principles of conflict of laws.

6.                                This Agreement is binding upon and shall inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns.

7.                                You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider fully the terms of this Agreement for at least twenty-one (21) days; (c) have been advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction by your independent counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and assent to all the terms and conditions contained herein.

PLEASE READ CAREFULLY.  THIS RELEASE HAS IMPORTANT LEGAL CONSEQUENCES.

Print Name:		Date:
Employee

Signature:
Employee

BRAEBURN PHARMACEUTICALS, INC.

By:

Date: